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www.uranerz.com

Uranerz Receives Positive Preliminary Assessment on
Nichols Ranch Uranium ISR Project

Casper, Wyoming, August 11, 2007 -- Uranerz Energy Corporation (“Uranerz” or the “Company’) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce receipt of a positive Preliminary Assessment on the economics and technical viability of the Company’s Nichols Ranch Uranium In-Situ Recovery (“ISR”) Project in the Powder River Basin, Wyoming, USA (the “Project”) and the filing of a related NI 43-101 technical report. The mine plan for the Project includes a central processing facility at the Company’s Nichols Ranch property and a satellite ion exchange facility at its Hank property. The central processing facility is planned for a licensed capacity of 2 million pounds per year of uranium (as

U3O8)and will process uranium-bearing wellfield solutions from Nichols Ranch, as well as uranium-

loaded resin transported from the Hank satellite facility, plus uranium-loaded resin from any additional satellite deposits that may be developed on the Company’s other Powder River Basin properties. This centralized design enhances the economics of the Company’s potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The technical report concludes that the Project is at a stage where it can be advanced to engineering design and development.

“The results of the Preliminary Assessment demonstrate the economic and technical viability of our Nichols Ranch Uranium ISR Project,” stated Uranerz President and Chief Executive Officer, Glenn Catchpole. “The completion of the Nichols Ranch central processing facility will solidify the Company’s strategic position in the global uranium market and should improve the project economics of our other properties in the Powder River Basin.” Highlights of the economic analysis (based only on Nichols Ranch and Hank NI 43-101 current “measured” and/or “indicated” estimated resources) include:

  Production Commencement – Late 2010 (subject to federal and state regulatory approval)
  3.266 million recoverable pounds of U3O8 based on a 73% recovery rate*
  Production Life – 5.25 years
  Capital Cost – US$34.2 million
  Operating Costs – US$24 per pound U3O8 (based on 3.266 million recoverable pounds of U3O8)
  Operating Cash Flow – US$18.00 per pound U3O8 (based on US$64 per pound U3O8)
  IRR – 56% (based on US$64 per pound U3O8)
  IRR – 95% (based on US$85 per pound U3O8)

Project Economics

TREC, Inc. developed a cash flow valuation model for the Project based on the construction of four wellfields, a central processing plant at Nichols Ranch and a satellite ion exchange plant at Hank. The base case uranium price assumption of US$64 per pound U3O8 is the weekly three year trailing average spot price (Bloomberg), which is well below the June, 2007 high of US$136 per pound U3O8. This cash flow analysis demonstrated that at a discount rate of 8% and commodity price of US$64 per pound U3O8, the Project would have a projected NPV of US$35.9 million, and the NPV increases to US$72.6 million using a commodity price of US$85 per pound U3O8. At a discount rate of 5% and commodity price of US$64 per pound U3O8, the Project would have a projected NPV of US$43.6 million, and the NPV increases to US$86.7 million using a commodity price of US$85 per pound U3O8.

Initial capital expenditure is projected at US$34.2 million, including pre-production costs of US$0.8 million, and capital payback is estimated to be one to two years from commencement of production (depending on the uranium price assumption). Base case net cash flow before income tax over the life of the Project is estimated at US$60.4 million.

A sensitivity analysis presented in the Preliminary Assessment confirms that the Project NPV is very sensitive to changes in the uranium sales price assumption. For example, at a commodity price of US$85.00 per pound (the non-weighted average long term price for uranium for June-July 2008), and with all of the other factors remaining constant, the estimated IRR and NPV for the Project increases to 95% and US$72.6 million, respectively.

The Nichols Ranch Uranium ISR Project base case analysis does not include the economic impact of additional satellite facilities on the Company’s nearby Powder River Basin properties. The Company has a significant strategic land position with known mineralization in the Powder River Basin comprising properties contiguous or proximal to the Project. The Company’s long term plans include construction of two to six satellites at the Company’s 100%-owned properties that will feed uranium-loaded resin to the central processing facility at Nichols Ranch. These plans do not include the potential of 82,000 acres of property at the nearby 81%-owned Arkose Mining Venture, which is currently undergoing an aggressive exploration drilling program. Exploration results may warrant additional satellite facilities on these properties. Uranerz has also continued to advance its 100% Powder River Basin property portfolio and plans to start environmental permitting efforts on at least one of these properties in 2008 and 2009. Exploration drilling results from 2008 will be used to select projects for permitting. Please refer to the Company’s website for a map outlining its strategic land position in the Powder River Basin.

The potential positive economic impact of additional satellite facilities was assessed using the following “typical satellite” parameters:

  Projected recoverable resources of 1.63 million pounds U3O8 using a 73% recovery factor*
  Similar estimated pre-production, capital and operating costs to Hank (i.e. wellfield construction and satellite plant)
  Toll processing fee of US$6.70 per pound U3O8
  8% discount rate on NPV calculations

This cash flow analysis demonstrated that at a commodity price of US$64 per pound U3O8 each additional potential satellite would have a projected NPV8% of US$25.2 million with an IRR of 65%. At a commodity price of US$85 per pound (with all other factors remaining constant), the projected NPV8%  of a typical satellite increases to US$47.1 million and the IRR increases to 103%. The following table summarizes the economic satellite analysis and compares these results to the corresponding economic results of the Project:

Summary and Comparison of Economic Satellite Results
	NPV8% (Million Dollars)	IRR (%)	Net Cash Flow (Million Dollars)
Project at US$64/pound	$35.9	56	$60.4
Project at US$85/pound	$72.6	95	$117.2
One Typical Satellite at US$64/pound	$25.2	65	$36.8
One Typical Satellite at US$85/pound	$47.1	103	$66.9

The Preliminary Assessment, entitled “Preliminary Assessment – Nichols Ranch Uranium In-Situ Recovery Project – Powder River Basin, Wyoming U.S.A. – NI 43-101 Technical Report” and dated July 25, 2008, was prepared by TREC, Inc. and co-authored by Douglass Graves, P.E. and Matthew Yovich, P.E., who are both “Qualified Persons” as defined by National Instrument 43-101 and have reviewed the contents of this news release. The Preliminary Assessment has been filed at www.sedar.com and will be viewable in its entirety shortly.

About Uranerz
Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options traded on the Chicago Board Options Exchange and the AMEX. Uranerz is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 114,900 acres (179 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques. The Company is continuing with its previously announced exploration drilling program in the Powder River Basin for 2008 (see Company news release dated July 9, 2008) and is on target for a total of 800,000 feet of drilling.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Complex, which, when licensed and constructed, will consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Complex is dependent on receipt of required regulatory approvals, but is currently projected for late 2010 or 2011.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

* Cautionary Statement: Mineral resources are not mineral reserves and do not have demonstrated economic viability. The recovery factor of 73 percent used in this Assessment is based on a single laboratory leach test and is within the range of typical industry experience for uranium recovery by ISR processes. However, there can be no assurance that recovery at this level will be achieved.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs, the availability of future financing for exploration, and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

All mineral resources in the NI 43-101 technical report referenced in this news release have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as “NI 43-101”. As a company listed on the TSX, we are required by Canadian law to provide disclosure in accordance with NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the SEC Industry Guide 7. NI 43-101 and Guide 7 standards are substantially different. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101. These definitions differ from the definitions in Guide 7. Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

The NI 43-101 technical report referenced in this press release uses the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”. We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained pounds” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures.